Selected Financial Data
(in thousands, except per share data)

                                                     Years Ended December 31,
                                      1996        1995        1994        1993        1992
                                      ----        ----        ----        ----        ----
Income Statement Data(3)
Revenues                           $109,162    $ 73,098    $ 61,545    $ 51,888    $ 47,074
Operating Income                     16,995      11,787       9,350       7,692       6,515
Net Income                            9,016       6,721       5,581       3,613       2,266
Earnings per Share(1)              $   0.83    $   0.69    $   0.59
Pro Forma Earnings per Share(2)                                        $   0.43    $   0.33
Balance Sheet Data(3)
Working Capital (Deficiency)       $ 10,771    $  7,849    $  1,874    $  3,604    $   (864)
Total Assets                        101,457      66,764      60,246      48,807      49,557
Total Debt                            5,280       2,052       3,315       4,963      23,723

(1) Adjusted to reflect 3 for 2 stock splits effected on April 5, 1994 and February 5, 1996.
(2) Adjusted to reflect the above stock splits, and assumes the common stock issued in connection with the Company's initial public offering in April 1993 was outstanding for the entire period.
(3) For discussion of acquisitions, see Footnote 18 to the Consolidated Financial Statements.